CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$5,930,000	$422.81

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated May 18, 2010 (To the Prospectus dated February 10, 2009 and Prospectus Supplement dated March 1, 2010) Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845

Barclays Bank PLC Principal Protection Notes linked to Gold due May 24, 2017

Investment Description

Principal Protection Notes (the “Notes”) are direct, unconditional, unsecured and unsubordinated notes issued by Barclays Bank PLC (the “Issuer”) linked to the spot price of gold as described under “Description of the Reference Asset” in this pricing supplement (“Gold”). The Notes will pay semi-annual coupon payments at a rate of 2.50% per annum and a payment at maturity based on the Gold Return. If the Gold Return is positive over the term of the Notes, at maturity, investors will receive their principal plus the Gold Return up to the Maximum Gain. If the Gold Return is negative over the term of the Notes, at maturity investors will receive their principal. The 100% principal protection feature applies only if you hold the Notes to maturity. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer.

Features

❑

Growth Potential: If the Gold Return is positive over the term of the Notes, you will receive the Gold Return, subject to the Maximum Gain that, combined with the semi-annual coupon, may exceed the return you could receive on traditional fixed income investments.

❑	Income: Regardless of the performance of Gold, we will pay you a semi-annual coupon during the term of the Notes.

❑	Principal Protection Feature: If you hold the Notes to maturity, you will receive at least 100% of your principal, subject to the creditworthiness of Barclays Bank PLC.

❑	Diversification Opportunity: The Notes may provide diversification within a portfolio through exposure to Gold.

Key Dates

Trade Date:	May 18, 2010
Settlement Date:	May 21, 2010
Final Valuation Date[1]:	May 18, 2017
Maturity Date[1]:	May 24, 2017

1.

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”.

Note Offering

We are offering Barclays Bank PLC Principal Protection Notes linked to Gold. The return on the Notes is subject to, and will not exceed the predetermined Maximum Gain. The Notes are offered at a minimum investment of $1,000 (100 Notes).

Notes	Term of the Notes	Coupon per Annum[1]	Maximum Gain	Maximum Payment at Maturity per $10 Note	Gold Starting Price[2]	CUSIP	ISIN
Principal Protection Notes Linked to Gold	7 years	2.50%	35.00%	$13.50 (excluding coupons)	$1,215.50	06740H286	US06740H2866

[1]	Coupon will be paid in arrears in 14 equal semi-annual installments based on the coupon rate per annum, regardless of the performance of Gold.
[2]

The Gold Starting Price is an intra-day spot price as observed on Bloomberg Professional Service using Bloomberg Symbol: GOLDS <commodity>at a time on the Trade Date agreed by the Issuer and the Agents.

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-3 of this pricing supplement. The Notes will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated March  1, 2010 and this pricing supplement. See “Key Risks” on page PS-7 of this pricing supplement and “Risk Factors” beginning on page S-5 of prospectus supplement for risks related to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	100.00%	3.00%	97.00%
Total	$5,930,000	$177,900	$5,752,100

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Securities, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 10, 2009

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

♦	Prospectus Supplement dated March 1, 2010

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Notes that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if:

♦	You seek an investment with a return linked to the performance of the price of Gold.

♦	You believe that the price of Gold will appreciate over the term of the Notes, although such increase is unlikely to exceed the Maximum Gain plus the coupon payments.

♦	You seek an investment that offers full principal protection against a decline in the price of Gold when the Notes are held to maturity.

♦	You are willing to accept a coupon that may be less than the coupon rate on a comparable bond.

♦	You are willing to accept the risk of fluctuations in the price of commodities, in general, and the price of Gold, in particular.

♦	You are willing to hold the Notes to maturity, a term of 7 years.

♦	You are not seeking an investment for which there will be an active secondary market.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as issuer of the Notes.

The Notes may not be suitable for you if:

♦	You do not believe the price of Gold will increase over the term of the Notes or you believe the price of Gold will increase by more than the Maximum Gain plus the coupon payments.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

♦	You are not willing to accept a coupon that may be less than the coupon rate on a comparable bond.

♦	You seek an investment that is exposed to the full potential increase in the price of Gold, without a cap on participation

♦	You are not willing to accept the risk of fluctuations in the price of commodities, in general, and the price of Gold, in particular.

♦	You are unable or unwilling to hold the Notes to maturity, a term of 7 years.

♦	You seek an investment for which there will be an active secondary market.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the ‘Key Risks’ beginning on page PS-7 of this pricing supplement for risks related to an investment in the Notes.

Final Terms[1]

Issuer:	Barclays Bank PLC (AA-/Aa3)[2]
Issue Price:	$10.00 per Note
Minimum Investment:	$1,000.00 (100 Notes)
Term[3] ::	7 Years
Reference Asset[4]:	Gold as described under “Description of the Reference Asset” in this pricing supplement.
Principal Protection[5]:	100%, if held to maturity.
Coupon Payment:	Coupon paid in arrears in fourteen equal semi-annual installments based on the coupon rate per annum, regardless of the performance of the price of Gold. The coupon rate per annum is equal to 2.50%.
1st semi-annual Installment through 14th semi-annual Installment[6] :	$0.125 per Note
Maximum Gain:	35.00%
Payment at Maturity (per $10.00):

If the Gold Return is equal to or greater than the Maximum Gain, you will receive a cash payment per Note, which will be calculated as follows:

$10.00 + ($10.00 × Maximum Gain)

If the Gold Return is positive but less than the Maximum Gain, you will receive a cash payment per Note, which will be calculated as follows:

$10.00 + ($10.00 × Gold Return)

If the Gold Return is zero or negative, you will receive a cash payment of $10.00 per Note.

Gold Return:	Gold Ending Price – Gold Starting Price Gold Starting Price
Gold Starting Price:	$1,215.50. The Gold Starting Price is an intra-day spot price as observed on Bloomberg Professional Service using Bloomberg Symbol: GOLDS <commodity>at a time on the Trade Date agreed by the Issuer and the Agents.
Gold Ending Price:	The settlement price of Gold on the Final Valuation Date as described under “Description of the Reference Asset” in this pricing supplement.
Calculation Agent:	Barclays Bank PLC

Determining the Payment at Maturity

You will receive a cash payment at maturity equal to the principal amount per Note plus an amount based on the Maximum Gain calculated as follows:

$10.00 + ($10.00 × Maximum Gain)

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Securities, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

[3]

In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.

[4]	For a description of adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” in the prospectus supplement.
[5]	Principal protection is provided by Barclays Bank PLC and therefore, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due.
[6]	Coupon payments will be paid on the coupon payment dates listed in the table of coupon payment dates on page PS-5 of this pricing supplement.

Coupon Payment Dates

Coupons will be paid in arrears in fourteen equal semi-annual installments on the coupon payment dates listed below.

November 22, 2010	May 21, 2014
May 23, 2011	November 21, 2014
November 21, 2011	May 21, 2015
May 21, 2012	November 23, 2015
November 21, 2012	May 23, 2016
May 21, 2013	November 21, 2016
November 21, 2013	May 24, 2017

What are the tax consequences of the Notes?

Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Coupon Payments that you receive. This comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed prior to maturity and are neither a prediction nor a guarantee of what the actual yield will be. You will not be required to separately include in income any additional amount for the Coupon Payments you receive on the Notes.

Any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognized the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield and projected payment schedule for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as the Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include any interest that you include in income from the Notes in respect of either (i) current accruals based on the comparable yield or (ii) gain recognized upon the sale or maturity of your Notes, unless such interest is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Hypothetical Examples and Return Table of the Notes at Maturity

The following scenario analysis reflects a maximum gain of 35% and a range of Gold Returns from 50% to -50%. The scenario analysis does not reflect the total coupon of 17.50% (2.50% per annum) payable on the Notes.

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	7 years

Principal amount:	$10.00

Coupon per annum*:	2.50% (or $0.125 per semi-annual period)

Total Coupon Payments per Note:	$1.75 ($0.125 x 14 = $1.75)

Gold Starting Price:	$1,215.50

Maximum Gain:	35.00%

*	Coupon payment will be paid in arrears in fourteen equal semi-annual installments during the term of the Note.

Example 1: The Gold Ending Price increases from a Gold Starting Price of $1,215.50 to a Gold Ending Price of $1,458.60.

Because the Gold Return is 20%, which is less than the Maximum Gain of 35%, the investor would receive at maturity the principal amount of each Note plus a payment equal to the principal amount multiplied by the Gold Return, as set forth below:

At maturity, the investor will receive a cash payment equal to:

$10 + ($10 × Gold Return)

$10 + ($10 × 20%) = $12

In this example, the investor receives $12.00 at maturity for each Note. In addition, for each Note, the investor receives total coupon payments over the term of the Notes equal to $1.75. Therefore, the investor receives a cumulative payment of $13.75 for each Note (a 37.50% total return).

Example 2: The Gold Ending Price increases from a Gold Starting Price of $1,215.50 to a Gold Ending Price of $2,431.00.

Because the Gold Return of 100% is more than the Maximum Gain of 35%, the investor would receive at maturity the principal amount of each Note plus a payment equal to the principal amount multiplied by the Maximum Gain of 35%, as set forth below:

At maturity, the investor will receive a cash payment equal to:

$10 + ($10 × Maximum Gain)

$10 + ($10 × 35%) = $13.50

In this example the investor receives $13.50 at maturity for each Note. In addition, for each Note, the investor receives total coupon payments over the term of the Notes equal to $1.75. Therefore, the investor receives a cumulative payment of $15.25 for each Note (a 52.50% total return).

Example 3: The Gold Ending Price decreases from a Gold Starting Price of $1,215.50 to a Gold Ending Price of $729.30.

Because the Gold Return is -40%, the investor would receive at maturity 100% of the principal amount of each Note.

At maturity, the investor will receive a cash payment equal to $10.00 for each Note.

In this example, the investor receives $10.00 at maturity for each Note. In addition, for each Note, the investor receives total coupon payments over the term of the Notes equal to $1.75. Therefore, the investor receives a cumulative payment of $11.75 for each Note (a 17.50% total return).

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in Gold. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section beginning on page S-5 of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦

Principal Protection Only Applies If You Hold the Notes to Maturity—You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a significant discount and will not have the benefit of principal protection from any decline in price of Gold.

♦

Your Potential Return on the Notes is Limited by the Maximum Gain—Your payment at maturity is based on the performance of the price of Gold over the term of the Notes. If the Gold Return is positive, you will receive a return on your Notes equal to the Gold Return, up to the Maximum Gain. Because the maximum payment amount on the Notes is capped, you will not benefit from a positive Gold Return beyond the Maximum Gain, regardless of the appreciation of the price of Gold, which may be significant.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity for each issue of the offered Notes described in this pricing supplement is based on the full principal amount of such Notes, the original issue price of the Notes includes the agents’ commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase Notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Notes. We and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation of $0.30 per Security to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

♦

Credit of Issuer—The Notes are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Notes.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, Barclays Capital, an affiliate of the Issuer, is a member of the London Gold Market Fixing Ltd., which determines the settlement price used for the Gold Ending Price. Actions by the London Gold Market Fixing Ltd. (the entity that determines the settlement price used for Gold Ending Price) may have an adverse effect on the price of Gold and therefore on the market value of the Notes. No member of the London Gold Market Fixing Ltd., including Barclays Capital—an affiliate of the Issuer, will have any obligations with respect to the amounts to be paid to you on the maturity date, or to consider your interests as an owner of Notes when it takes any actions that might affect the market value of the Notes. Although Barclays Capital is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure. However, we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the London Gold Market Fixing Ltd. Neither we, nor any of our affiliates, including Barclays Capital or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into Gold and the London Gold Market Fixing Ltd.

♦

Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the price of Gold.

♦

Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates related to the price of Gold (including futures, options or other derivative products related to the price of Gold) may adversely affect the market value of Gold and, therefore, the market value of the Notes.

♦

Many Economic and Market Factors Will Affect the Value of the Notes—In addition to price of Gold on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the price of Gold;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

The Notes May Be Subject to Certain Risks Specific to Gold—Gold is a precious metal. Consequently, in addition to factors affecting commodities generally that are described in the prospectus supplement, a number of additional factors specific to precious metals, and in particular Gold, might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations;

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

•	precious metal leasing rates;

•	currency exchange rates;

•	level of economic growth and inflation; and

•

degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

♦

Historical Performance of the Price of Gold Should Not Be Taken as an Indication of the Future Performance of the Price of Gold during the Term of the Notes—It is impossible to know whether the price of Gold will rise or fall. The price of Gold will be influenced by complex and interrelated political, economic, financial and other factors.

♦

The Return on Your Notes May Be Lower Than the Interest on a Conventional Fixed Rate or Floating Rate Debt Security—As a holder of the Notes, you will receive semi-annual coupon payments. The overall return you earn on your Notes may be lower than interest payments you would receive by investing in a conventional fixed-rate or floating rate debt security having the same maturity date and issuance date as the Notes.

♦

The Calculation Agent Can Postpone the Determination of the Gold Ending Level and the Maturity Date—If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date will be postponed until the first scheduled trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the relevant price of Gold on the first scheduled trading day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five scheduled trading days. As a result, the maturity date for the Notes could also be postponed. If a market disruption event occurs or is continuing on the fifth scheduled trading day, that day will nevertheless be the final valuation date, and the calculation agent will make a good faith estimate in its sole discretion of the price of Gold that would have prevailed in the absence of the market disruption event. See “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” beginning on page S-93 of the prospectus supplement.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

Description of the Reference Asset

The Gold Starting Price was an intra-day spot price as observed on Bloomberg Professional Service using Bloomberg Symbol: GOLDS <commodity>at a time on the Trade Date agreed by the Issuer and the Agents.

The official U.S. dollar cash buyer settlement price that will be used for the Gold Ending Price will be determined by the calculation agent as the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market Fixing Ltd. and displayed on Reuters Screen page “GOFO” that displays prices effective on the final valuation date. The members of The London Gold Market Fixing Limited consist of Barclays Capital, Scotia Mocatta, Deutsche Bank, Societe Generale, and HSBC Investment Banking Group. The fix is carried out twice a day, at 10:30 a.m. and 3:00 p.m. London local time via telephone by the 5 members, and the Gold Ending Price will be based on the 3:00 p.m. fix on the final valuation date. For reference purposes only, the settlement price of Gold on the final valuation date may be seen on GOLDLNPM on Bloomberg; provided, however, if there is any discrepancy between the prices specified published on Bloomberg and the prices determined by the calculation agent, the prices determined by the calculation agent shall prevail.

Historical Levels of the Price of Gold

The following chart shows historical performance of the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association as reported by Bloomberg Professional Service on GOLDLNPM for the period from January 1, 2002 through May 18, 2010. On May 18, 2010, the London afternoon fixing reported on GOLDLNPM was $1,216.75. The historical performance of the price of Gold should not be taken as an indication of future performance, and no assurance can be given as to the price of Gold on any given day in the future.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.